UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12
FLORIDA PUBLIC UTILITIES COMPANY

(Name of Registrant as Specified In Its Charter)

ENERGY, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Energy, Inc.
Recommends that Shareholders Vote
AGAINST the Merger
Between Florida Public Utilities Company and
Chesapeake Utilities Corporation
An Open Letter to the Shareholders
of Florida Public Utilities Company
Dear Fellow Shareholders:
Energy, Inc., through its wholly-owned subsidiary Energy West, Incorporated, is the owner of 411,848 shares, or 6.7% of the outstanding shares, of common stock of Florida Public Utilities Company (FPU) and will vote AGAINST the proposed sale of FPU to Chesapeake. We do not believe that the shareholders’ investment in FPU would be maximized by FPU merging with Chesapeake.
We believe FPU must maximize stockholder value. The first step toward maximizing FPU’s value is to reject the merger. We oppose the merger and urge you to defeat the merger by voting AGAINST it at the special meeting of shareholders scheduled for October 22, 2009.
In our opinion, you should vote AGAINST the sale of FPU to Chesapeake because:
•	FPU never investigated if other bidders existed or sought competing bids even though it engaged in 18 months of discussions with Chesapeake. We believe that the lack of any market check reduces the price transparency and fails to ensure that FPU’s shareholders are receiving the highest value.

•	As an example of the unwillingness of FPU’s board to even investigate whether better offers existed, FPU never responded to our April 10, 2009 unsolicited proposal to purchase FPU. We made an offer without any due diligence. Yet, FPU never inquired if we would be willing to increase our offer, a sure sign that FPU had no interest in seeing if a better price was obtainable for FPU’s shareholders. Because of their failure to seek other bidders, FPU cannot and does not know if another purchaser would have paid more.

•	FPU’s board of directors and management are obligated to maximize shareholder value, not structure a transaction that is essentially beneficial to themselves. The disclosure in FPU’s proxy statement indicates that a considerable amount of FPU’s management’s negotiations with Chesapeake were devoted to discussions regarding the employment agreements and golden parachutes of John English, FPU’s chairman of the board, president and chief executive officer, George Bachman, FPU’s chief financial officer, and Charles Stein, FPU’s chief operating officer. In total, almost $2.0 million, or $0.33 per share, is being paid to FPU’s executives instead of being paid to the owners of the company, FPU’s shareholders.

•	Messrs. Bachman and Stein, FPU’s chief financial officer and chief operating officer, respectively, are receiving approximately $1.1 million in “stay bonuses” while retaining their current positions with FPU after the merger. Although these payments are termed as “stay bonuses” in FPU’s proxy statement, they are in fact the exact same amount as the severance payments under their employment agreements even though their existing employment agreements would have required them to be terminated in connection with the merger in order to receive severance. In addition, FPU and Chesapeake will enter into new employment agreements with Messrs. Bachman and Stein upon closing of the transaction that will entitle them to additional severance upon termination of their employment if there is another change of control, thereby paying them severance twice. If Messrs. Bachman and Stein were not entitled to severance in connection with the merger, why is more than $1 million being paid to them instead of to FPU shareholders?

•	FPU received approval on May 9, 2009 from the Florida Public Service Commission of a natural gas rate increase of approximately $8.5 million in revenues annually with new rates beginning June 4, 2009. It is unclear from the disclosure in the proxy statement if the merger consideration takes into account these additional revenues. If it does not, FPU may be allowing Chesapeake to take advantage of these future revenues while depriving FPU shareholders of the potential value of these revenues.
We don’t think that this merger represents the best means for shareholders to maximize the value of their shares. You have a choice. We are preparing proxy materials which we will mail, with a blue proxy card, to all FPU stockholders. We believe you can vote for FPU’s future by voting AGAINST the merger. If you receive FPU’s proxy materials before ours, we urge you not to take any action until you have received and reviewed our materials. Do not sign any proxy card solicited by FPU.
Your vote at the special meeting on October 22, 2009 will determine the future direction of FPU and your investment. Exercise your democratic right as an owner of FPU. Look for our proxy materials and vote the blue proxy card AGAINST the merger.
If you have any questions, please contact my proxy solicitor, D.F. King & Co., Inc., at 888-644-5854.
Respectfully Submitted,
ENERGY, INC.

Richard M. Osborne Chief Executive Officer and Chairman of the Board	September 16, 2009
IMPORTANT
This letter is not a solicitation of your proxy; we intend to solicit your proxy by delivering to you a proxy statement with accompanying blue proxy card. We strongly encourage you to read our proxy statement, which will contain information important to your decision. A copy of our proxy statement will be sent directly to you and will also be available for free at the SEC’s website (www.sec.gov). In addition, our recent Schedule 13D filings are available for free on the SEC’s website; these filings contain additional information about Energy, Inc., including details of our ownership in FPU. You may also contact our proxy solicitor, D.F. King & Co., Inc., at 888-644-5854 directly to obtain free copies of any of these documents.

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons (the executive officers and directors of Energy, Inc.) are anticipated to be, or may be deemed to be, participants in any such proxy solicitation by Energy, Inc.: Richard M. Osborne, Ian J. Abrams, W.E. Gene Argo, Steven A. Calabrese, Gregory J. Osborne, James R. Smail, Thomas J. Smith, James E. Sprague, Michael T. Victor, Kevin J. Degenstein, David C. Shipley and Jed D. Henthorne. Except for Richard M. Osborne who beneficially owns 100 shares, none of the foregoing persons currently beneficially owns any shares of FPU common stock or has any other direct or indirect interest in FPU. As chairman of the board and chief executive officer of Energy, Inc., Richard M. Osborne may be deemed to beneficially own the shares of FPU owned by Energy, Inc.